Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-92535, 333-26989, 333-67433 and 333-128068) and Form S-3 (Nos. 333-116748, 333-125704 and 333-130094) of TRM Corporation of our report dated March 30, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Portland, Oregon
March 30, 2006